                   BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

                               [200 Park Avenue

                           New York, New York 10166]

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY (referred to as "we, us and our") will make Annuity Payments as described in this Contract beginning on the Annuity Date.

This Contract is issued in return for the payment of the initial Purchase
Payment.

FREE LOOK PROVISION - RIGHT TO CANCEL

This Contract may be returned for any reason within [10] days after you receive it by mailing or delivering the Contract to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will promptly refund your Account Value, plus the sum of all fees, taxes, and charges deducted from the Purchase Payment as of the effective date of the Free Look on the Business Day we receive your Contract. Your Account Value may be more or less than your Purchase Payment.

Based on the maximum yearly Asset-Based Insurance Charges, the smallest yearly rate of investment return required to ensure that the dollar amount of variable annuity payments does not decrease is [4.35%]. The smallest yearly rate of investment return is equal to the assumed interest rate (AIR) plus the maximum yearly Asset-Based Insurance Charge during the payout phase of the Contract.

Signed for the Company.

[/s/ Illegible Secretary]                            [/s/ Illegible President]
 -------------                                        -------------

6010 (3/07)

                                    NOTICE:
                                    -------

             DETAILS OF THE SEPARATE ACCOUNT PROVISIONS ON PAGE 6

INDIVIDUAL FLEXIBLE PURCHASE PAYMENT

DEFERRED VARIABLE ANNUITY CONTRACT

NONPARTICIPATING

READ YOUR CONTRACT CAREFULLY

ANNUITY PAYMENTS, DEATH BENEFITS, WITHDRAWAL VALUES AND ANY OTHER CONTRACT VALUE PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

6010 (3/07)

TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Contract Schedule...........................................................  [3

Definitions.................................................................   4

General Provisions..........................................................   4

Annuitant, Ownership, Assignment Provisions.................................   5

Beneficiary Provisions......................................................   5

Purchase Payment Provisions.................................................   5

Account Value Provision.....................................................   6

Separate Account Provisions.................................................   6

Transfer Provisions.........................................................   7

Death Benefit Provisions....................................................   8

Withdrawal Provisions.......................................................   9

Annuity Provisions..........................................................   9

Suspension or Deferral of Payments or Transfers from the Separate Account...  10

Reserves, Values and Benefits...............................................  11]

6010 (3/07)

 DEFINITIONS                            ISSUE DATE -- The date this Contract
                                        was issued. The Issue Date is shown
 ACCOUNT VALUE -- The sum of your       on the Contract Schedule.
 interests in the Subaccounts of the
 Separate Account.                      JOINT OWNER -- If there is more than
                                        one Owner, each Owner shall be a
 ACCUMULATION UNIT -- A unit of         Joint Owner of the Contract.
 measure used to calculate the Account
 Value in a Subaccount of the Separate  NOTICE -- Any form of communication
 Account during the Accumulation        providing information we need, either
 Period.                                in signed writing or another manner
                                        that we approve in advance. All
 ACCUMULATION PERIOD -- The period      Notices to us must be sent to our
 prior to the Annuity Date during       Annuity Service Office and received
 which you can make Purchase Payments.  in good order. To be effective for a
                                        Business Day, a Notice must be
 ANNUITANT -- The natural person(s) on  received in good order prior to the
 whose life Annuity Payments are        end of that Business Day.
 based. You may change the Annuitant
 at any time prior to the Annuity Date  OWNER -- The person(s) or entity(ies)
 unless an Owner is not a natural       entitled to the ownership rights
 person. Any reference to Annuitant     under this Contract. If Joint Owners
 shall also include any Joint           are named, all references to Owner
 Annuitant under an Annuity Option.     shall mean Joint Owners. (Referred to
 The Annuitant and Owner do not have    as "you or yours.")
 to be the same person.
                                        PURCHASE PAYMENT -- Any amount paid
 ANNUITY PAYMENTS -- The series of      to us under this Contract as
 payments made to the Owner or other    consideration for the benefits it
 named payee after the Annuity Date     provides, less any Premium and Other
 under the Annuity Option elected.      Taxes deducted upon receipt of a
                                        Purchase Payment.
 ANNUITY DATE -- The date on which
 Annuity Payments begin. The Annuity    SEPARATE ACCOUNT -- A segregated
 Date is shown on the Contract          asset account of the Company
 Schedule.                              designated on the Contract Schedule.

 ANNUITY PERIOD -- The period starting  SUBACCOUNT -- Separate Account assets
 on the Annuity Date during which       are divided into Subaccounts. Assets
 Annuity Payments are payable.          of each Subaccount will be invested
                                        in shares of an Investment Option.
 ANNUITY SERVICE OFFICE -- The office
 indicated on the Contract Schedule to  VARIABLE ANNUITY PAYMENTS -- A series
 which notices, requests and Purchase   of payments made by us during the
 Payments must be sent, or as           Annuity Period which vary in amount
 otherwise directed by Notice from us.  with the investment experience of
 All sums payable by us under the       each applicable Subaccount.
 Contract are payable through the
 Annuity Service Office.                WITHDRAWAL VALUE -- The Account Value
                                        less any applicable withdrawal
 ANNUITY UNIT -- A unit of measure      charge, less any Premium and Other
 used to calculate Variable Annuity     Taxes, and less any Account Fee.
 Payments after the Annuity Date.

 ATTAINED AGE -- The age of any Owner   GENERAL PROVISIONS
 or Annuitant on his/her last birthday. THE CONTRACT -- The entire contract consists of this Contract, any riders
 BENEFICIARY -- The person(s) or        or endorsements attached to this
 entity(ies) you name to receive a      Contract. This Contract must be
 death benefit payable under this       returned to us prior to the payment
 Contract upon the death of the Owner   of any benefit unless otherwise
 or a Joint Owner, or in certain,       waived by us. Prior to any payment of
 circumstances, an Annuitant.           a death claim, due proof of death
                                        must be submitted to us.
 BUSINESS DAY -- Each day that the New
 York Stock Exchange is open for        MINIMUM BENEFITS -- The benefits
 business. The Separate Account will    provided under this Contract are not
 be valued each Business Day. A         less than those required by the state
 Business Day ends as of the close of   in which the Contract is delivered.
 regular trading on the New York Stock
 Exchange.                              INCONTESTABILITY -- We will not
                                        contest the validity of this Contract
 COMPANY -- Brighthouse Life Insurance at any time following the Issue Date. Company of NY.
                                        NON-PARTICIPATING -- This Contract
 CONTRACT ANNIVERSARY -- An             will not share in any distribution by
 anniversary of the Issue Date of this  us of dividends.
 Contract.
                                        MISSTATEMENT OF AGE OR SEX -- We may
 CONTRACT YEAR -- A one-year period     require proof of age or sex of the
 starting on the Issue Date and on      Annuitant before making any Annuity
 each Contract Anniversary thereafter.  Payments under this Contract which are measured by the Annuitant's life.
 FIXED ANNUITY PAYMENTS -- A series of  If the age or sex of the Annuitant
 payments made by us during the         has been misstated, the amount
 Annuity Period which we guarantee as   payable will be the amount that the
 to dollar amount. Fixed Annuity        Account Value would have provided at
 payments are made out of our General   the correct age or sex.
 Account.
                                        Once Annuity Payments have begun, any
 GENERAL ACCOUNT -- All of our assets   underpayments by the Company on
 other than those in any segregated     account of misstatement of age or
 asset account.                         sex, with interest at a rate
                                        specified in the Contract Schedule,
 INVESTMENT OPTIONS -- The investment   will be made up in one sum with the
 choices within the Separate Account    next Annuity Payment. Any
 available under the Contract.

6010 (3/07)                            4
 overpayments by the Company on         ANNUITANT -- The Annuitant is the
 account of misstatement of age or      person on whose life Annuity Payments
 sex, with interest at a rate           are based. The Annuitant is the
 specified in the Contract Schedule,    person designated by you as of the
 will be deducted from future Annuity   Issue Date, unless changed prior to
 Payments until the total is repaid.    the Annuity Date. The Annuitant may
                                        not be changed in a Contract which is
 REPORTS -- At least once each          owned by a non-natural person. Any
 calendar year we will furnish you      change of Annuitant is subject to our
 with a report showing the Account      underwriting rules in effect at the
 Value and any other information as     time of the request.
 may be required by the Investment
 Company Act of 1940 and applicable     ASSIGNMENT -- You may assign your
 state law. We will send you            rights under this Contract unless
 confirmations of certain               restricted by the Internal Revenue
 transactions. Reports and              Code or other applicable law. For
 confirmations will be sent to your     example, in certain tax markets
 last known address.                    assignment of this Contract is
                                        prohibited by the Internal Revenue
 PREMIUM AND OTHER TAXES -- Any taxes   Code. If your contract is assigned
 paid by us to any governmental entity  absolutely, we will treat it as a
 relating to this Contract will be      change of ownership and all rights
 deducted from the Purchase Payments    will be transferred. We are not bound
 or Account Value when incurred. We     by any assignment unless it is in
 will, at our sole discretion,          writing and until it is received at
 determine when taxes relate to the     our Annuity Service Office. We are
 Contract, including when they have     not responsible for the validity of
 resulted from: the investment          any assignment. Assignments will be
 experience of the Separate Account;    effective as of the date the written
 receipt by us of the Purchase          notice of assignment was signed
 Payments; or commencement of Annuity   subject to all payments made and
 Payments. We may, at our sole          actions taken by us before a signed
 discretion, pay taxes when due and     copy of the assignment form is
 deduct that amount from the Account    received by us at our Annuity Service
 Value at a later date. Payment at an   Office.
 earlier date does not waive any right
 we may have to deduct amounts at a
 later date. We will deduct any         BENEFICIARY PROVISIONS
 withholding taxes required by          BENEFICIARY -- The Beneficiary
 applicable law.                        designation in effect on the Issue
                                        Date will remain in effect, unless
 EVIDENCE OF SURVIVAL -- We may         changed. Unless you provide
 require satisfactory evidence of the   otherwise, the death benefit will be
 continued survival of any person(s)    paid in equal shares or all to the
 on whose life Annuity Payments are     Beneficiary(ies) as follows:
 based. We reserve the right to
 discontinue Annuity Payments until     1. to the primary Beneficiary(ies)
 satisfactory proof of continued           who survive you (or if the Owner
 survival is received.                     is not a natural person, the
                                           Annuitant's death); or if there
 MODIFICATION OF CONTRACT -- This          are none, then
 Contract may be modified by us in
 order to maintain compliance with      2. to the contingent Beneficiary(ies)
 applicable state and federal law.         who survive you (or if the Owner
 This Contract may be changed or           is not a natural person, the
 altered only in writing signed by our     Annuitant's death); or if there
 President or our Secretary.               are none, then

 We will give you 60 days notice to     3. to your estate.
 make a Purchase Payment before we
 take any action.                       If Joint Owners have been designated,
                                        unless you inform us otherwise, the
                                        surviving Joint Owner will be treated
 ANNUITANT, OWNERSHIP, ASSIGNMENT       as the primary Beneficiary. Any other
 PROVISIONS                             Beneficiary designation will be
 OWNER -- You, as the Owner, have all   treated as a contingent Beneficiary
 the interest and rights under this     unless otherwise indicated in a
 Contract. The Owner is the person      Notice to us.
 designated as such on the Issue Date,
 unless changed.                        CHANGE OF BENEFICIARY -- Subject to
                                        the rights of any irrevocable
 You may change the Owner at any time.  Beneficiary, you may change the
 A change of Owner will automatically   primary Beneficiary or contingent
 revoke any prior designation of        Beneficiary. A change may be made by
 Owner. A request for change must be:   filing a Notice with us. The change
                                        will take effect as of the date the
 1. by Notice; and                      Notice is received. We will not be
                                        liable for any payment made or action
 2. received by us at the Annuity       taken before we receive the change.
    Service Office.

 The change will become effective as    PURCHASE PAYMENT PROVISIONS
 of the date the Notice is signed. A    PURCHASE PAYMENTS -- The initial
 new designation of Owner will not      Purchase Payment is due on the Issue
 apply to any payment made or action    Date. The Minimum Subsequent Purchase
 taken by us prior to the time the new  Payment and Maximum Total Purchase
 designation was received at our        Payments permitted under this
 Annuity Service Office. Any change of  Contract, are shown on the Contract
 Owner is subject to our underwriting   Schedule.
 rules in effect at the time of the
 request.                               CHANGE IN PURCHASE PAYMENTS --
                                        Subject to the Minimum and Maximum
 JOINT OWNER -- A Contract may be       Purchase Payments shown on the
 owned by Joint Owners, limited to two  Contract Schedule, you may increase
 natural persons. Joint Owners have     or decrease or change the frequency
 equal ownership rights and must both   of subsequent Purchase Payments.
 authorize any exercising of those
 ownership rights unless otherwise
 allowed by us. Upon the death of
 either Owner, the surviving Joint
 Owner will be deemed to be the
 primary Beneficiary.


6010 (3/07)                            5

 ALLOCATION OF PURCHASE PAYMENTS --     CHANGE IN OPERATION -- We reserve the
 The allocation of Purchase Payments    right to transfer assets of the
 is made in accordance with your        Separate Account to another account,
 selection made at the Issue Date.      and to modify the structure or
 Unless you elect otherwise,            operation of the Separate Account,
 subsequent Purchase Payments will be   subject to obtaining any necessary
 allocated in accordance with your      regulatory approvals. If we do so, we
 initial selection. Allocation of the   guarantee that such modification will
 Purchase Payments is subject to the    not affect your Account Value.
 Allocation Requirements set forth on
 the Contract Schedule. If there are    VALUATION OF ASSETS -- Assets of the
 Joint Owners, unless we are            Separate Account are valued at their
 instructed to the contrary,            fair market value in accordance with
 allocation instructions will be        our procedures.
 accepted from either one of the Joint
 Owners.                                ACCUMULATION UNIT -- Accumulation
                                        Units shall be used to account for
                                        all amounts allocated to or withdrawn
 ACCOUNT VALUE PROVISION                from a Subaccount of the Separate
 ACCOUNT VALUE -- Your Account Value    Account as a result of Purchase
 for any Business Day is the sum of     Payments, withdrawals, transfers, or
 your interests in the Subaccounts of   fees and charges. We will determine
 the Separate Account as of such        the number of Accumulation Units of a
 Business Day.                          Subaccount purchased or canceled.
                                        This is done by dividing the amount
 The portion of your Account Value in   allocated to (or the amount withdrawn
 a Subaccount is determined by          from) the Subaccount, by the dollar
 multiplying the number of              value of one Accumulation Unit of the
 Accumulation Units allocated to the    Subaccount as of the end of the
 Contract for the Subaccount by the     Business Day during which the Notice
 Accumulation Unit Value.               for the transaction is received at
                                        the Annuity Service Office.
 ACCOUNT FEE -- We will deduct an
 Account Fee from your Account Value    ACCUMULATION UNIT VALUE -- The
 as set forth on the Contract Schedule. initial Accumulation Unit Value for each Subaccount was set by us.
                                        Subsequent Accumulation Unit values
 SEPARATE ACCOUNT PROVISIONS            for each Subaccount are determined by
 THE SEPARATE ACCOUNT -- The Separate   multiplying the Accumulation Unit
 Account is designated on the Contract  Value for the immediately preceding
 Schedule and consists of assets,       Business Day by the Net Investment
 which are kept separate from our       Factor of the Subaccount for the
 General Account assets and all of our  current Business Day.
 other segregated asset accounts. The
 assets of the Separate Account, equal  The Accumulation Unit Value may
 to reserves and other liabilities of   increase or decrease from Business
 your Contract and those of other       Day to Business Day.
 owners who have an interest in the
 Separate Account, will not be charged  NET INVESTMENT FACTOR -- The Net
 with liabilities arising out of any    Investment Factor for each Subaccount
 other business we may do.              is determined by dividing A by B and
                                        multiplying by (1-C) where:
 Income, gains, and losses, whether or
 not realized, from assets allocated    A is  (i)the net asset value per
 to the Separate Account shall be                share of the Investment
 credited to or charged against the              Option held by the
 Separate Account without regard to              Subaccount at the end of the
 other income, gains or losses of the            current Business Day; plus
 company.
                                             (ii)any dividend or capital
 The Separate Account assets are                 gains per share declared on
 divided into Subaccounts. The assets            behalf of such Investment
 of each Subaccount are allocated to             Option that has an ex-
 an Investment Option.                           dividend date as of the
                                                 current Business Day.
 We own the assets of the Separate
 Account.                               B is  the net asset value per share
                                              of the Investment Option held
 INVESTMENTS OF THE SEPARATE ACCOUNT          by the Subaccount for the
 -- Purchase Payments applied to the          immediately preceding Business
 Separate Account are allocated to the        Day.
 Subaccounts of the Separate Account.
 We may, from time to time, add         C is   (i)the Separate Account
 additional Investment Options. You               Product Charges which are
 may be permitted to transfer all or a            shown on the Contract
 portion of your Account Value to the             Schedule for each day since
 additional Investment Option(s).                 the last Business Day. The
 However, the right to make any                   daily charge is equal to
 transfer will be limited by any terms            the annual Separate Account
 and conditions in effect at the time             Product Charges divided by
 of transfer.                                     365; plus

 If the shares of any of the                 (ii)a charge factor, if any, for
 Investment Options become unavailable           any taxes or any tax reserve
 for investment by the Separate                  we have established as a
 Account, or we deem further                     result of the operation of
 investment in these shares                      this Subaccount.
 inappropriate, we may prohibit or
 otherwise limit further purchase of    PRODUCT CHARGES -- We deduct Product
 such shares or substitute shares of    Charges from the Separate Account and
 another Investment Option for shares   Account Value as shown on the
 already purchased under this           Contract Schedule.
 Contract, subject to obtaining any
 necessary regulatory approvals.


6010 (3/07)                            6

                                        Portfolio and the reflection of that
 TRANSFER PROVISIONS                    change in the Portfolio's share price
 You may make certain transfers of      ("arbitrage trading"). Regardless of
 your Account Value subject to the      the existence of pricing
 provisions set forth below.            inefficiencies, frequent
                                        transfers/reallocations may also
 We will not be liable for any          increase brokerage and administrative
 transfers made in accordance with      costs of the underlying Portfolios
 your instructions (or instructions     and may disrupt Portfolio management
 from your designee if we agree to      strategy, requiring a Portfolio to
 accept instructions from such          maintain a high cash position and
 designee). All transfers made on the   possibly resulting in lost investment
 same Business Day will be treated as   opportunities and forced liquidations
 one transfer. A transfer will be made  ("disruptive trading"). Accordingly,
 as of the end of a Business Day when   arbitrage trading and disruptive
 we receive all the required            trading activities (referred to
 information necessary to process the   collectively as "market timing") may
 request in good order at our Annuity   adversely affect the long-term
 Service Office. All transfers will be  performance of the Portfolios, which
 subject to the following:              may in turn adversely affect contract
                                        owners and other persons who may have
 1. we reserve the right to limit the   an interest in the Certificates
    maximum number of transfers per     (e.g., Annuitants and Beneficiaries).
    Contract Year as referenced on the
    Contract Schedule;                  We may restrict
                                        transfers/reallocations to deter
 2. we reserve the right to charge a    market timing.
    fee for transfers as referenced on
    the Contract Schedule;              TRANSFERS DURING THE ACCUMULATION
                                        PERIOD -- During the Accumulation
 3. we reserve the right to limit the   Period, you may ask us to transfer
    amounts of transfers as referenced  your Account Value from one
    on the Contract Schedule;           Subaccount to another, subject to the
                                        following:
 4. your right to make transfers is
    subject to limitations or           1. the maximum number of transfers
    modification by us if we               per Contract Year is shown on the
    determine, in our sole opinion         Contract Schedule;
    that the exercise of the right by
    one or more owners with interests   2. we reserve the right to assess a
    in the Subaccount is, or would be,     transfer fee if the number of
    to the disadvantage of other           transfers exceeds the maximum
    owners. Restrictions may be            number of permissible free
    applied in any manner reasonably       transfers shown on the Contract
    designed to prevent any use of the     Schedule;
    transfer right that is considered
    by us to be to the disadvantage of  3. the minimum and maximum amounts
    other owners. A limitation or          which may be transferred are shown
    modification could be applied to       on the Contract Schedule;
    transfers to, or from, one or more
    of the Subaccounts and includes:    4. your right to make transfers is
                                           subject to limitations or
     a. the requirement of a minimum       modification by us if we
        of 35 days between each            determine, in our sole opinion,
        transfer and no more than 12       that the exercise of the right by
        transfers per Contract Year;       one or more owners with interests
                                           in the Subaccount is, or would be,
     b. not accepting a transfer           to the disadvantage of other
        request from a third party         owners. Restrictions may be
        acting under authorization on      applied in any manner reasonably
        behalf of more than one Owner;     designed to prevent any use of the
                                           transfer right that is considered
     c. limiting the dollar amount         by us to be to the disadvantage of
        that may be transferred            other owners. A limitation or
        between the Subaccounts by an      modification could be applied to
        Owner at any one time to no        transfers to, or from, one or more
        more than 10% of the Account       of the Subaccounts and could
        Value;                             include, but is not limited to:

     d. requiring that you deliver an       a. the requirement of a minimum
        originally executed written            time period between each
        transfer request to us signed          transfer;
        by an Owner;
                                            b. not accepting a transfer
     e. any restriction imposed by an          request from an agent acting
        underlying Portfolio;                  under a power of attorney on
                                               behalf of more than one owner;
     f. not accepting transfer or
        exchange instructions of            c. limiting the dollar amount
        individual owners who have             that may be transferred
        executed pre-authorized                between the Subaccounts by an
        transfer forms which are               owner at any one time;
        submitted by market timing
        firms or other third parties        d. requiring that a written
        on behalf of more than one             transfer request be provided
        owner.                                 to us, signed by an owner;

 Frequent requests from certificate     5. to the extent permitted by
 owners to make                            applicable law, during times of
 transfers/reallocations may dilute        drastic economic or market
 the value of a Portfolio's shares if      conditions, we may suspend the
 the frequent transfers/reallocations      transfer privilege temporarily
 involve an attempt to take advantage      without notice and treat transfer
 of pricing inefficiencies created by      requests based on their separate
 a lag between a change in the value       components (a redemption order
 of the securities held by the             with a simultaneous request for
                                           purchase of another Subaccount).
                                           In such a case, the redemption
                                           order would be processed at the
                                           source Subaccount's next
                                           determined Accumulation Unit
                                           Value. However, the purchase into
                                           the new Subaccount would be
                                           effective at the next determined
                                           Accumulation Unit Value for the
                                           new Subaccount only after we
                                           receive the proceeds from the

6010 (3/07)                            7
 source Subaccount, or we otherwise     DEATH BENEFIT OPTIONS DURING THE
 receive cash on behalf of the source   ACCUMULATION PERIOD -- A Beneficiary
 Subaccount;                            must elect the death benefit to be
                                        paid under one of the options below
 6. transfers do not change the         (unless the Owner has previously made
    allocation instructions for future  such election) in the event of the
    Purchase Payments or any            death of an Owner during the
    pre-scheduled transfers.            Accumulation Period. In addition, if
                                        the Beneficiary is the spouse of the
 TRANSFERS DURING THE ANNUITY PERIOD    Owner, he or she may elect to
 -- Transfers made during the Annuity   continue the Contract in his or her
 Period are subject to the following:   own name and exercise all the Owner's
                                        rights under the Contract. The death
 1. the maximum number of transfers     benefit options available under the
    between Subaccounts is shown on     Contract are:
    the Contract Schedule;
                                        OPTION 1 -- lump sum payment of the
 2. you may not make a transfer from    death benefit; or
    the General Account to the
    Separate Account;                   OPTION 2 -- the payment of the entire
                                        death benefit within five (5) years
 3. transfers among Subaccounts will    of the date of the death of the Owner
    be made by converting the number    or the first Joint Owner to die; or
    of Annuity Units being transferred
    to the number of Annuity Units of   OPTION 3 -- payment of the death
    the Subaccount to which the         benefit under an Annuity Option over
    transfer is made, so that the next the lifetime of the Beneficiary or Annuity Payment if it were made at over a period not extending beyond that time would be the same amount the life expectancy of the
    that it would have been without     Beneficiary with distribution
    the transfer. Thereafter, Annuity   beginning within one year of the date
    Payments will reflect changes in    of death of the Owner or the first
    the value of the new Annuity        Joint Owner to die.
    Units; and
                                        Any portion of the death benefit not
 4. you may make a transfer from the    applied under Option 3 within one
    Separate Account to the General     (1) year of the date of the Owner's
    Account. The amount transferred to  or Joint Owner's death must be
    the General Account from a          distributed within five (5) years of
    Subaccount of the Separate Account  the date of death.
    will be equal to the product of
    "(a)" multiplied by "(b)"           If a lump sum payment is requested,
    multiplied by "(c)", where (a) is   the amount will be paid within seven
    the number of Annuity Units         (7) days of receipt of proof of death
    representing your interest in the   and the election, unless the
    Subaccount per Annuity Payment;     Suspension or Deferral of Payments
    (b) is the Annuity Unit value for   Provision is in effect.
    the Subaccount; and (c) is the
    present value of $1.00 per payment  Payment to the Beneficiary, other
    period for the remaining annuity    than in a lump sum, may only be
    benefit period based on the         elected during the sixty (60) day
    Attained Age of the Annuitant at    period beginning with the date of
    time of transfer, and calculated    receipt of proof of death.
    using the same actuarial basis as
    the Variable Annuity rates applied  DEATH OF OWNER DURING THE ANNUITY
    on the Annuity Date for the         PERIOD -- If the Owner or a Joint
    Annuity Option elected. Amounts     Owner, who is not the Annuitant, dies
    transferred to the General Account  during the Annuity Period, any
    will be applied under the Annuity   remaining payments under the Annuity
    Option elected at the Attained Age  Option elected will continue at least
    of the Annuitant at the time of     as rapidly as under the method of
    the transfer using the Fixed        distribution in effect at the time of
    Annuity Option Table. If at the     the Owner's death. Upon the death of
    time of transfer, the then current  the Owner or a Joint Owner during the
    Fixed Annuity Option rates          Annuity Period, the Beneficiary
    applicable to this class of         becomes the Owner.
    contracts provide a greater
    payment, the greater payment will   DEATH OF ANNUITANT -- Upon the death
    be made. All amounts and Annuity    of an Annuitant, who is not the Owner
    Unit values will be determined as   or Joint Owner, during the
    of the end of the Business Day on   Accumulation Period, the Owner
    which we receive a Notice.          automatically becomes the Annuitant.
                                        The Owner may select a new Annuitant
                                        if the Owner does not want to be the
 DEATH BENEFIT PROVISIONS               Annuitant. Any new Annuitant
 DEATH OF OWNER DURING THE              designation will be subject to the
 ACCUMULATION PERIOD -- During the      Company's underwriting rules then in
 Accumulation Period, the death         effect. However, if the Owner is a
 benefit will be paid to your           non-natural person, the death of the
 Beneficiary(ies) upon your death, or   primary Annuitant will be treated as
 upon the first death of a Joint Owner. the death of the Owner.

 DEATH BENEFIT AMOUNT DURING THE        Upon the death of the Annuitant
 ACCUMULATION PERIOD -- The death       during the Annuity Period, the death
 benefit is the Account Value           benefit, if any, will be as specified
 determined as of the end of the        in the Annuity Option elected. Death
 Business Day on which we have          benefits will be paid at least as
 received both due proof of death and   rapidly as under the method of
 an election for the payment method.    distribution in effect at the
 The death benefit amount in the        Annuitant's death.
 Separate Account remains in the
 Separate Account until distribution    PAYMENT OF DEATH BENEFIT -- We will
 begins. From the time the death        require due proof of death before any
 benefit is determined until complete   death benefit is paid. Due proof of
 distribution is made, any amount in    death will be:
 the Separate Account will continue to
 be subject to investment risk. This    1. a certified death certificate;
 risk is borne by the Beneficiary.

6010 (3/07)                            8

 2. a certified decree of a court of    ANNUITY OPTIONS -- You may elect to
    competent jurisdiction as to the    receive Annuity Payments monthly,
    finding of death;                   quarterly, semi-annually or annually.
                                        The following Annuity Options, or any
 3. a written statement by a licensed   other Annuity Option acceptable to
    medical doctor who attended the     you and us, may be elected:
    deceased; or
                                        OPTION 1 -- LIFE ANNUITY -- We will
 4. any other proof satisfactory to us. make Annuity Payments, payable at the frequency elected, during the
 Any death benefit will be paid in      lifetime of the Annuitant and
 accordance with applicable law or      terminating with the last payment due
 regulations governing death benefit    prior to the Annuitant's death.
 payments.
                                        OPTION 2 -- LIFE ANNUITY WITH 10
 In all events, this Contract will be   YEARS OF ANNUITY PAYMENTS GUARANTEED
 continued and administered in          -- We will make Annuity Payments,
 accordance with Section 72 (s) of the  payable at the frequency elected,
 Internal Revenue Code, as amended.     during the lifetime of the Annuitant
                                        with a guarantee that if at the
                                        Annuitant's death there have been
 WITHDRAWAL PROVISIONS                  less than 10 years of Annuity
 WITHDRAWALS -- Prior to the Annuity    Payments made as selected, Annuity
 Date, you may, upon Notice to us,      Payments will continue for the
 make a total or partial withdrawal of  remainder of the Guaranteed Period.
 the Withdrawal Value. A withdrawal     You may elect to have the present
 will result in the cancellation of     value of the guaranteed Variable
 Accumulation Units from each           Annuity Payments remaining, as of the
 applicable Subaccount of the Separate date due proof of the Annuitant's Account in the ratio that the Account death is received at our Annuity
 Value in the Subaccount bears to the   Service Office, commuted at the
 total Account Value. You must specify  Assumed Investment Return selected.
 in a Notice to us from which           We will require the return of this
 Subaccount(s) values are to be         Contract and proof of death prior to
 withdrawn if other than the above      the payment of any commuted values.
 method is desired. We will pay the
 amount of any withdrawal within seven  OPTION 3 -- JOINT AND LAST SURVIVOR
 (7) days of receipt of the Notice in   ANNUITY -- We will make Annuity
 good order unless the Suspension or    Payments, payable at the frequency
 Deferral of Payments or Transfers      elected, during the joint lifetime of
 from the Separate Account provision    the Annuitant and the Joint
 is in effect.                          Annuitant. Upon the death of either
                                        the Annuitant or Joint Annuitant,
 Each partial withdrawal must be for    Annuity Payments will continue to be
 an amount which is not less than the   paid during the remaining lifetime of
 minimum shown on the Contract          the survivor. Annuity Payments cease
 schedule or, if smaller, the           with the final Annuity Payment due
 remaining Withdrawal Value. If the     prior to the last survivor's death.
 withdrawal would result in the
 Account Value being less than the      OPTION 4 -- JOINT AND LAST SURVIVOR
 Minimum Withdrawal Value which must    ANNUITY WITH 10 YEARS OF ANNUITY
 remain in the Contract after a         PAYMENTS GUARANTEED -- We will make
 Partial Withdrawal as shown on the     Annuity Payments, payable at the
 Contract schedule we will treat the    frequency elected, during the joint
 withdrawal request as a request for a  lifetime of the Annuitant and the
 full withdrawal.                       Joint Annuitant. Upon the death of
                                        either the Annuitant or Joint
 Partial withdrawals can impact the     Annuitant, Annuity Payments will
 amount of the death benefit.           continue to be paid during the
                                        remaining lifetime of the survivor.
 WITHDRAWAL CHARGE -- Upon withdrawal   If at the last death of the Annuitant
 of all or a portion of the Account     and the Joint Annuitant, there have
 Value, a Withdrawal Charge as set      been less than 10 years of Annuity
 forth on the Contract schedule may be  Payments made as selected, Annuity
 assessed. Under certain                Payments will continue to be made for
 circumstances, described on the        the remainder of the Guaranteed
 Contract schedule, a withdrawal may    Period. You may elect to have the
 be made without the imposition of a    present value of the guaranteed
 Withdrawal Charge.                     Variable Annuity Payments remaining,
                                        as of the date due proof of the
 For a partial withdrawal, the          Annuitant's death is received at our
 Withdrawal Charge will be deducted     Annuity Service Office, commuted at
 from the remaining Account Value, if   the Assumed Investment Return
 sufficient, or from the amount         selected. We will require the return
 withdrawn.                             of this Contract and proof of death
                                        prior to the payment of any commuted
                                        values.
 ANNUITY PROVISIONS
 ANNUITY DATE -- The Annuity Date is    ANNUITY -- You can elect to have the
 shown on the Contract Schedule. Prior  Annuity Option payable as Fixed to the Annuity Date, you may, subject Annuity Payments or Variable Annuity to the Annuity Requirements set forth Payments or a combination. Fixed
 on the Contract Schedule, change the   Annuity Payments are guaranteed as to
 Annuity Date upon thirty (30) days     dollar amount. Variable Annuity
 prior Notice to us.                    Payments will reflect the investment
                                        experience of the Separate Account in
 ELECTION OF ANNUITY OPTION -- The      accordance with the allocation of the
 Annuity Option is elected by you. If   Account Value to the Subaccounts.
 no Annuity Option is elected, Option   Unless another payee is designated,
 2--Life Annuity with Ten (10) Years    you will be the payee of the Annuity
 of Annuity Payments Guaranteed will    Payments.
 automatically be applied. Upon thirty
 (30) days Notice prior to the Annuity  The Adjusted Account Value will be
 Date you may change the Annuity        applied to the applicable Fixed
 Option.                                and/or Variable Annuity Tables to
                                        determine your first Annuity Payment.
                                        The Adjusted Account Value is
                                        determined on the Annuity Calculation
                                        Date which is a Business Day no more
                                        than five Business Days prior to the
                                        Annuity Date. The Adjusted Account
                                        Value is the Account Value, less any

6010 (3/07)                            9

 Premium and Other Taxes or other       Assumed Investment Return (which must
 applicable taxes and less the Account  be acceptable to us) to be used at
 Fee. The amount of the first payment   the time this Contract is issued.
 for each $1,000 of Adjusted Account    Upon thirty (30) days Notice, prior
 Value is shown in the Annuity Tables.  to the Annuity Date, you may change the selected Assumed Investment
 If, as of the Annuity Calculation      Return. If you do not select an
 Date, the then current Annuity rates   Assumed Investment Return, the
 applicable to this class of contracts  Assumed Investment Return will be the
 provide an Income Payment greater      one shown in the Annuity Requirements
 than the one guaranteed under this     on the Contract Schedule.
 Contract for the same Annuity Option,
 then the greater payment will be made. FREQUENCY AND AMOUNT OF ANNUITY
                                        PAYMENTS -- Annuity Payments will be
 FIXED ANNUITY -- Fixed Annuity         paid as monthly installments or at
 Payments are based upon the Annuity    any frequency acceptable to you and
 Option elected, the Annuitant's        us. The Adjusted Account Value on the
 Attained Age and sex, and the          Annuity Calculation Date is applied
 appropriate Fixed Annuity Option       to the Annuity Table for the Annuity
 Table. If, as of the Annuity           Option elected. If the amount of the
 Calculation Date, the then-current     Adjusted Account Value to be applied
 Fixed Annuity Option rates applicable under an Annuity Option is less than to this class of contracts provide an $5,000, we reserve the right to make
 Annuity Payment greater than that      one lump sum payment in lieu of
 which is guaranteed under the same     Annuity Payments. If the amount of
 Annuity Option under this Contract,    any Annuity Payment would be or
 then the greater payment will be made. becomes less than $100, we may reduce the frequency of payments to an
 VARIABLE ANNUITY -- Variable Annuity   interval which will result in each
 Payments are not predetermined as to   payment being at least $100.
 dollar amount; and will increase or
 decrease in proportion to the amount   ANNUITY PAYMENT GUARANTEE -- We
 that the Net Investment Factor         guarantee that the dollar amount of
 exceeds the Assumed Investment Return  each Variable Annuity Payment after
 selected.                              the first Annuity Payment will not be
                                        affected by variations in actual
 The dollar amount of the first         mortality experience or expenses, but
 Variable Annuity Payment is            only by investment experience. The
 determined as follows. The first       amount of each Fixed Annuity Payment
 Variable Annuity Payment will be       will not change.
 based upon the Annuity Option
 elected, the Annuitant's Attained Age  BASIS OF PAYMENTS -- The Annuity
 and sex, and the appropriate Variable  Tables are based on the tables
 Annuity Option Table. If, as of the    defined under the Annuity
 Annuity Calculation Date, the then     Requirements set forth on the
 current Variable Annuity Option rates  Contract Schedule.
 applicable to this class of Contracts
 provide a first Annuity Payment
 greater than that which is guaranteed  SUSPENSION OR DEFERRAL OF PAYMENTS OR
 under the same Annuity Option under    TRANSFERS FROM THE SEPARATE ACCOUNT
 this Contract, the greater payment     We reserve the right to suspend or
 will be made.                          postpone payments for a withdrawal or
                                        transfer for any period when:
 The dollar amount of Variable Annuity
 Payments for each applicable           1. the New York Stock Exchange is
 Subaccount after the first payment is     closed (other than customary
 determined as follows:                    weekend and holiday closings);

 1. the dollar amount of the first      2. trading on the New York Stock
    Variable Annuity Payment is            Exchange is restricted;
    divided by the value of an Annuity
    Unit for each applicable            3. an emergency exists as a result of
    Subaccount as of the Annuity           which disposal of securities held
    Calculation Date. This establishes     in the Separate Account is not
    the number of Annuity Units for        reasonably practicable or it is
    each monthly payment. The number       not reasonably practicable to
    of Annuity Units for each              determine the value of the
    applicable Subaccount remains          Separate Account's net assets; or
    fixed during the Annuity Period,
    unless you transfer values from     4. during any other period when the
    the Subaccount to another              Securities and Exchange
    Subaccount;                            Commission, by order, so permits
                                           for the protection of the Owner.
 2. the fixed number of Annuity Units
    per payment in each Subaccount is   The applicable rules and regulations
    multiplied by the Annuity Unit      of the Securities and Exchange
    value for that Subaccount for the   Commission will govern as to whether
    Business Day for which the Annuity  the conditions described in (2) and
    Payment is being calculated. This   (3) exist.
    result is the dollar amount of the
    payment for each applicable
    Subaccount, less any Account Fee.   RESERVES, VALUES AND BENEFITS
                                        All reserves are greater than, or
 The total dollar amount of each        equal to, those required by statute.
 Variable Annuity Payment is the sum    Any values and death benefits that
 of all Subaccount Variable Annuity     may be available under this Contract
 Payments.                              are not less than the minimum
                                        benefits required by any law of the
 ANNUITY UNIT -- The initial Annuity    state in which this Contract is
 Unit Value for each Subaccount of the  delivered.
 Separate Account was set by us.

 The subsequent Annuity Unit value for
 each Subaccount is determined by
 multiplying the Annuity Unit value
 for the immediately preceding
 Business Day by the Net Investment
 Factor for the Subaccount for the
 current Business Day and multiplying
 the result by a factor for each day
 since the last Business Day which
 offsets the Assumed Investment Return
 used to develop the Variable Annuity
 Tables. You select the

6010 (3/07)                           10

               FIXED ANNUITY TABLES AND VARIABLE ANNUITY TABLES

                        AMOUNT OF FIRST MONTHLY PAYMENT
                          PER $1000 OF CONTRACT VALUE

                                           Annuitant Only

Option 1: Life Annuity                                Option 2: Life Annuity with 10 Years of Annuity
                                                      Payments Guarantee

-------------------------------------------------     ---------------------------------------------------
Attained age of                                       Attained Age of
   Annuitant           Male             Female           Annuitant           Male             Female
-------------------------------------------------     ---------------------------------------------------
      55               3.95              3.72               55               3.93              3.71
      60               4.30              4.01               60               4.26              3.99
      65               4.75              4.40               65               4.68              4.36
      70               5.37              4.92               70               5.23              4.84
      75               6.24              5.64               75               5.92              5.47
      80               7.43              6.68               80               6.73              6.29
      85               9.08              8.22               85               7.61              7.26

                         Annuitant and Joint Annuitant

Option 3: Joint and Last Survivor Life Annuity

                                                             Age of Female Joint Annuitant

------------------------------------------------------------------------------------------------------
Attained Age of     10 Years          5 Years           Same             5 Years           10 Years
Male Annuitant       Younger          Younger            Age              Older             Older
------------------------------------------------------------------------------------------------------
      55              3.21             3.33             3.44              3.56              3.66
      60              3.37             3.52             3.67              3.81              3.94
      65              3.58             3.77             3.96              4.15              4.33
      70              3.84             4.09             4.35              4.61              4.85
      75              4.19             4.53             4.89              5.25              5.58
      80              4.66             5.13             5.64              6.15              6.59
      85              5.31             5.98             6.71              7.42              8.02

Option 4: Joint and Last Survivor Annuity with 10 Years of Annuity Payments
  Guaranteed

                                                             Age of Female Joint Annuitant

------------------------------------------------------------------------------------------------------
Attained Age of     10 Years          5 Years           Same             5 Years           10 Years
Male Annuitant       Younger          Younger            Age              Older             Older
------------------------------------------------------------------------------------------------------
      55              3.21             3.33             3.44              3.55              3.66
      60              3.37             3.52             3.67              3.81              3.94
      65              3.58             3.76             3.96              4.15              4.32
      70              3.84             4.09             4.35              4.60              4.83
      75              4.19             4.52             4.87              5.22              5.51
      80              4.65             5.10             5.58              6.03              6.38
      85              5.27             5.88             6.50              7.02              7.35

Monthly installments for ages not shown will be furnished on request.

                      THIS PAGE INTENTIONALLY LEFT BLANK

INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
DEFERRED VARIABLE ANNUITY CONTRACT

NONPARTICIPATING
NO DIVIDENDS

                   BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

                               [200 Park Avenue
                           New York, New York 10166]